FEDERATED LIBERTY U.S. GOVT MM TR-A SPECIAL MEETING TO BE HELD ON 12/08/15 AT 10:00 A.M. EST FOR HOLDERS AS OF 10/19/15 * ISSUER CONFIRMATION COPY – INFO ONLY *

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THIS FORM IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY. PLEASE DO NOT USE IT FOR VOTING PURPOSES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON 12/08/15 FOR FEDERATED LIBERTY U.S. GOVT MM TR-A

THE FOLLOWING MATERIAL IS AVAILABLE AT WWW.PROXYVOTE.COM **A**

60934N732			2 – I -s
THIS SPACE INTENTIONALLY LEFT BLANK PLEASE INDICATE YOUR VOTING INSTRUCTIONS FOR EACH PROPOSAL
1 *- APPROVE OR DISAPPROVE A PROPOSED PLAN OF REORGANIZATION PURSUANT TO WHICH FEDERATED GOVERNMENT RESERVES FUND (FGRF) WOULD ACQUIRE THE ASSETS OF FEDERATED LIBERTY US MONEY MARKET TRUST (LIB), IN EXCHANGE FOR CLASSES A, B, C, F SHARES OF FGRF TO BE DISTRIBUTED PRO RATA BY LIB TO ITS SHAREHOLDERS OF CLASSES A, B, C, F SHARES RESPECTIVELY, IN A COMPLETE LIQUIDATION AND DISSOLUTION OF LIB.	FOR…1. 0019900	FOR AGN ABS

*NOTE * SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJORNMENT THEREOF.			60934N732

PLACE “X’ HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING

BROADRIDGE

51 MERCEDES WAY EDGEWOOD NY 11717

FEDERATED FUNDS ATTN: BETH DELL 1001 LIBERTY AVENUE PITTSBURGH, PA 15222
MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a Notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy. Check the box to the right if want to receive future proxy materials by mail at no cost to you. Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a Notice.		FOR